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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

FORMFACTOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EXPLANATORY NOTE

        This Amendment No. 1 to Schedule 14A initially filed with the Securities and Exchange Commission on September 15, 2008 is being filed to correct a typographical error. Note that the correct Internet web link for viewing FormFactor's Notice and Proxy Statement for its Special Meeting of Stockholders is www.edocumentview.com/form. This web link, set forth under the heading "General Information—Why am I receiving FormFactor's proxy materials?" on page 1 of the enclosed Notice and Proxy Statement, replaces the incorrect web link that was included in the initially filed Schedule 14A.

FORMFACTOR, INC.
7005 Southfront Road
Livermore, California 94551

September 15, 2008

SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        You are cordially invited to attend a Special Meeting of Stockholders of FormFactor, Inc., which will be held at our offices located at 7005 Southfront Road, Livermore, California 94551, on Wednesday, October 8, 2008, at 3:00 p.m., Pacific Daylight Time.

        This special meeting has been called for the purpose of approving a proposed stock option exchange offer under which eligible FormFactor employees (excluding directors and executive officers) would have the opportunity to exchange certain underwater stock options for a lesser number of stock options or restricted stock units, as more fully described in the attached notice and proxy statement. We urge you to carefully review the attached proxy materials, which are also available to you on the Internet.

        Your vote is important. Whether or not you are able to attend the Special Meeting in person, we urge you to vote your shares through the Internet in accordance with the instructions in the proxy materials, or by signing, dating, and returning a proxy card at your earliest convenience.

        We thank you for your continued support. We look forward to seeing you at our Special Meeting of Stockholders.

With best regards,

Mario Ruscev
Chief Executive Officer

Livermore, California
September 15, 2008

FORMFACTOR, INC.
7005 Southfront Road
Livermore, California 94551

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held October 8, 2008
At 3:00 p.m., Pacific Daylight Time

To Our Stockholders:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of FormFactor, Inc. will be held at our offices located at 7005 Southfront Road, Livermore, California 94551, on Wednesday, October 8, 2008, at 3:00 p.m., Pacific Daylight Time, to approve a stock option exchange offer under which eligible FormFactor employees (excluding directors and executive officers) would have the opportunity to exchange certain underwater stock options for a lesser number of stock options or restricted stock units.

        The foregoing item of business is more fully described in the Proxy Statement for the Special Meeting of Stockholders accompanying this Notice. No other business may be properly brought before the meeting.

        The record date for determining those stockholders of our company who will be entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof is September 9, 2008. A list of those stockholders entitled to vote at the Special Meeting will be available for inspection by any of our stockholders for any purpose germane to the Special Meeting during regular business hours at FormFactor's principal executive offices for ten days prior to the Special Meeting.

        Your vote is important. Whether or not you are able to attend the Special Meeting in person, we urge you to vote your shares through the Internet in accordance with the instructions in the proxy materials, or by signing, dating, and returning a proxy card at your earliest convenience.

        On behalf of our Board of Directors, thank you for your participation in our Special Meeting of Stockholders.

BY ORDER OF THE BOARD OF DIRECTORS
Stuart L. Merkadeau Secretary

Livermore, California
September 15, 2008

        Please note that information on FormFactor's website is not incorporated by reference in this Proxy Statement.

FORMFACTOR, INC.
7005 Southfront Road
Livermore, California 94551

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

September 15, 2008

GENERAL INFORMATION

Why am I receiving FormFactor's proxy materials?

  Our Board of Directors has delivered a printed set of the proxy materials to you by mail in connection with the solicitation of proxies by our Board with respect to a Special Meeting of Stockholders. The Notice of Special Meeting of Stockholders and the Proxy Statement for Special Meeting of Stockholders are available to you on the Internet at www.edocumentview.com/form. We will hold the Special Meeting at our corporate headquarters located at 7005 Southfront Road, Livermore, California 94551, on Wednesday, October 8, 2008, at 3:00 p.m., Pacific Daylight Time. This Proxy Statement and the accompanying proxy card are first being distributed to stockholders on or about September 15, 2008.

What is included in the proxy materials?

  The proxy materials include our company's Notice of Special Meeting of Stockholders, Proxy Statement, and a proxy card for the Special Meeting.

What proposal will be considered and acted upon at FormFactor's Special Meeting of Stockholders?

  You are being asked to approve a proposed exchange of outstanding stock options having exercise prices of $30 per share or higher for a lesser number of either lower-priced stock options or restricted stock units (as described below under "Proposal To Approve A Stock Option Exchange Offer—Description and Implementation of the Exchange Offer").

What are the voting recommendations of our Board of Directors?

  Our Board of Directors recommends a vote FOR the proposal.

Why is this proposal being submitted at a special meeting instead of at the Company's next Annual Meeting?

  Our management and Board of Directors believes that prompt and timely implementation of the employee stock option exchange offer is important for employee retention, which is critical to ensure the company's technological leadership, enhance the differentiation of our products and to develop next generation technologies. Therefore, we do not believe it is prudent to wait until our 2009 Annual Meeting to act on this proposal.

Are you required to obtain stockholder approval for the Exchange Offer?

  No. The terms of our Equity Plan permit us to implement the Exchange Offer without stockholder approval. However, we are asking for stockholder approval because our stockholders' views are important to us.

Who can vote at the Special Meeting?

  Only stockholders of record of our common stock at the close of business on September 9, 2008, which is the record date, are entitled to notice of, and to vote at, the Special Meeting. If you own shares of FormFactor common stock as of the record date, then you can vote at the Special Meeting. At the close of business on the record date, we had 49,061,025 shares of our common stock outstanding and entitled to vote, which were held by 75 stockholders of record.

How many votes am I entitled to per share of common stock?

  Holders of our common stock are entitled to one vote for each share held as of the record date.

What is the difference between holding FormFactor shares as a stockholder of record and a beneficial owner?

  Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee in "street name" rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in "street name."

  Stockholder of Record:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and we mailed the proxy materials directly to you. As the stockholder or record, you have the right to vote your shares in person or by proxy at the Special Meeting.

  Beneficial Owner:    If your shares are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the nominee holding your shares on your behalf delivered the proxy materials to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Special Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

What do I need to bring with me to attend the Special Meeting?

  If you are a stockholder of record of shares of our common stock, please bring photo identification with you. If you are a beneficial owner of shares of our common stock held in "street name," please bring photo identification and the "legal proxy", which is described below under the question "How do I vote—Voting in Person", or other evidence of stock ownership (e.g., most recent account statement) with you. If you do not provide photo identification or if applicable, evidence of stock ownership, you will not be admitted to the Special Meeting.

How do I vote?

  Voting by Internet.    You can vote your shares by going to www.envisionreports.com/FORM. Follow the instructions on the screen to log in, and make your selection as instructed.

  Voting by Mail.    By completing, dating, signing and returning the proxy card accompanying this Proxy Statement in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States), you are authorizing the individuals named on the proxy card, who are officers of FormFactor and are known as proxy holders, to vote your shares at the Special

  Meeting in the manner that you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting. In this way, your shares will be voted if you are unable to attend the Special Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, date, sign and return all proxy cards to ensure that all of your shares of our common stock are voted at the Special Meeting.

  Voting in Person.    If you plan to attend the Special Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker, bank or other nominee, you are considered the beneficial owner of shares held in "street name." As a beneficial owner, if you wish to vote at the Special Meeting, you must bring to the Special Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of such shares, also called the legal proxy.

  The Special Meeting will be held at 3:00 P.M. Pacific Daylight Time on October 8, 2008 at the Company's headquarters, located at 7005 Southfront Road, Livermore, California 94551. From San Francisco, take I-80 East, merge onto I-580 East, take N. Greenville Rd./Altamont Pass Rd. exit, turn right on the ramp onto Southfront Road and turn left into the Company's headquarters. From San Jose, take I-880 North, merge onto Mission Blvd./CA-262 East, merge onto I-680 North, merge onto I-580 East, take N. Greenville Rd./Altamont Pass Rd. exit, turn right on the ramp onto Southfront Road and turn left into the Company's headquarters.

What if I submit a proxy but I do not give specific voting instructions?

  Stockholder of Record:    If you are a stockholder of record of shares of our common stock and if you sign and return a proxy card without giving specific voting instructions, then the proxy holders designated by our Board, who are officers of our company, will vote your shares for the approval of the employee stock option exchange offer, as recommended by our Board of Directors and as presented in this Proxy Statement.

  Beneficial Owner:    If you are a beneficial owner of shares held in "street name" and do not present the broker, bank or other nominee that holds your shares with specific voting instructions, then the nominee will not be able to vote on your behalf since the proposal for an employee stock option exchange offer that is presented in the Proxy Statement is "non-routine" under applicable rules. When a broker indicates on a proxy that it does not have authority to vote shares on a particular proposal, the missing votes are referred to as "broker non-votes."

What is the quorum requirement for the Special Meeting?

  A quorum is required for our stockholders to conduct business at the Special Meeting. A majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy at the Special Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present and vote in person at the Special Meeting, if you have voted by properly submitting a proxy card or if the nominee holding your shares submits a proxy card. We will also consider broker non-votes for the purpose of determining if there is a quorum.

What is the voting requirement to approve the proposal?

  Approval of the proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote on the matter that are present in person or represented by proxy at the Special Meeting.

How are abstentions treated?

  Abstentions are counted for the purposes of determining whether a quorum is present at the Special Meeting. Thus, abstentions have the same effect as a vote against the proposal.

Can I change my vote or revoke my proxy after I have voted?

  You may change your vote or revoke your proxy at any time before the final vote at the Special Meeting. You may vote again on a later date (a) by signing and returning a new proxy card with a later date if you are a stockholder of record, or (b) by attending the Special Meeting and voting in person if you are a stockholder or record or if you are a beneficial owner and have obtained a legal proxy from the nominee holding your shares confirming your right to vote your shares. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

  Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except (a) as necessary to meet applicable legal requirements, (b) to allow for the tabulation and certification of votes, and (c) to facilitate a successful proxy solicitation. Stockholders may provide written comments on their proxy cards; such comments will be forwarded to our company's Corporate Secretary.

What happens if there are insufficient votes in favor of the proposal?

  In the event that sufficient votes in favor of the proposal are not received by the date of the Special Meeting, the proxy holder, who is an officer of our company, may propose one or more adjournments of the Special Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of holders of the majority of the shares of common stock present in person or represented by proxy at the Special Meeting.

Where can I find the voting results of the Special Meeting?

  We intend to announce the voting results at the Special Meeting and expect to publish the results in a Current Report on Form 8-K or other filing with the U.S. Securities and Exchange Commission.

Who is paying for the cost of this proxy solicitation?

  We will pay the entire cost for soliciting proxies to be voted at the Special Meeting, including the preparation, assembly, printing and mailing of these proxy materials. Copies of these proxy materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In these cases, we may reimburse the record holders for their reasonable expenses for forwarding proxy materials to, and obtaining authority to execute proxies from, such beneficial owners. Following the original mailing of these proxy materials, our directors, officers and employees may also solicit proxies by mail, telephone or in person. We will not pay any compensation to these individuals for their proxy solicitation efforts, but we may reimburse them for reasonable out-of-pocket expenses in connection with any solicitation. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies from our stockholders. If we engage a proxy solicitor, we expect that the fees we would pay to the proxy solicitor would not exceed $10,000, plus reasonable out-of-pocket expenses.

 PROPOSAL TO APPROVE A STOCK OPTION EXCHANGE OFFER

        Our Board of Directors has determined that it is in the best interests of FormFactor and its stockholders to implement a stock option exchange offer to enhance our employee retention efforts in the face of business challenges affecting our industry and the decline in our stock price. Under our proposed stock option exchange offer, certain underwater stock options held by employees, but excluding our executive officers and members of our Board of Directors, may be exchanged either for a lesser number of stock options with an exercise price equal to the fair market value of our stock at the completion of the offer, or for a lesser number of restricted stock units, and in both cases based on the exchange ratios described below. The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders (and not significantly increase the cost of the awards to FormFactor) and decrease dilution.

Summary of Material Terms of Stock Option Exchange

        On August 7, 2008, our Board of Directors authorized, subject to stockholder approval, a value-for-value stock option exchange pursuant to which our eligible employees will have the opportunity to exchange outstanding stock options that are significantly underwater for a lesser number of either unvested stock options or restricted stock units to be granted under the 2002 Equity Incentive Plan, as amended (the "Plan").

         Eligibility.    The exchange offer will be open to all eligible employees of FormFactor and our domestic and foreign subsidiaries. Our executive officers and members of our Board of Directors will not be eligible to participate. Options eligible for the exchange offer will be those having an exercise price per share that is $30 or greater. There are approximately 2.0 million shares subject to eligible options.

         Terms of New Awards.    The number of shares subject to a replacement award will depend on the exercise price of the surrendered option, whether the individual chooses to receive stock options or restricted stock units ("RSUs"), and our stock price at the time of the exchange offer, as set out in further detail in the table below under "Description and Implementation of the Exchange Offer—Terms of the Exchange Offer". For employees who choose to receive new stock options, the options will have an exercise price equal to the fair market value of our stock price on the grant date of the new options. We do not know what the exercise price of those options will be because the grant date will be the closing price of our stock on the Nasdaq Global Market the first business day following the expiration of the exchange offer. Restricted stock units do not have an exercise price. Both the replacement RSUs and stock options will be subject to a new vesting schedule which will generally provide that the replacement award will be unvested on the date of the exchange and will vest as set out in further detail in the table below under "Description and Implementation of the Exchange Offer—Terms of the Exchange Offer". The vesting period will apply even if the exchanged options were partially or fully vested on the date of the exchange.

         Stockholder Approval.    Although the terms of the Plan permit us to implement the exchange offer without stockholder approval, we are asking stockholders to approve the proposal because our stockholders' views are important to us. If FormFactor's stockholders approve this proposal, the Board of Directors intends to commence the exchange offer promptly following the Special Meeting. The affirmative vote of a majority of the shares of common stock present at the Special Meeting and entitled to vote on this matter is required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE IN FAVOR OF THIS PROPOSAL.

Reasons for the Exchange Offer

        FormFactor has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees' interests with the interests of stockholders. While employees' compensation packages include a number of different components, we believe equity compensation is one of the key components as it encourages employees to work toward our success and provides a means by which employees benefit from increasing the value of our common stock. We also believe that equity compensation plays a vital role in the retention and recruiting of employees.

  Background

        Our initial public offering of common stock priced at $14.00 per share in June 2003. Over the next four years we realized significant revenue and earnings growth and stock price appreciation. Our net income for the five fiscal years through 2007 was $7.5 million, $25.1 million, $30.1 million, $57.2 million and $72.9 million, respectively. Since 2003, our employee population has also grown, and we have granted a significant number of stock options to employees, all at the then-current prices. For each of the five fiscal years through 2007, our number of full-time employees as of the last day of our fiscal year was 341, 485, 653, 936 and 1,124, respectively. On August 30, 2006, our stock price closed at an all-time high of $49.45 per share. Over a year later, on September 19, 2007, our stock price closed at $47.47 per share.

        Since then, however, weaknesses in the DRAM and Flash memory markets have caused our customers to be more aggressive in their cash conservation efforts and to adjust certain tooling and technology transitions, which has resulted in a significant and protracted decrease in demand for our products. We also experienced challenges in the introduction of our Harmony architecture-based products. With our revenues declining we have experienced net losses during our current fiscal year, and our stock price has declined dramatically, as illustrated below:

        Our stock has not been above $30.00 per share since January 7, 2008. Although a full year has not passed since our stock traded at the minimum price eligible for the exchange offer, as the above chart reflects, our stock price has been below $30.00 per share for some 9 months and has generally remained in the range of $17.00 to $22.00 for the last eight consecutive months. We related during our earnings call for our fiscal quarter ended June 28, 2008 that we expect DRAM market conditions to continue to be uncertain into 2009, and while we believe a recovery is likely, we do not have good visibility as to the timing or rapidness of any recovery.

        We implemented cost reduction plans in the first and second quarters of fiscal 2008 that have significantly reduced our headcount and our spending levels, and we have restructured other aspects of our business. But technological leadership is important to our success, so we continue to make significant investments in research and development to enhance the differentiation of our products and to develop next generation technologies. Employee retention and motivation are critical to this strategy. Competition for qualified personnel is intense and other companies may have greater resources available to provide substantial inducements to lure key personnel away from us.

        Our employees, as is common in the technology sector, view equity as a material component of their overall compensation. On August 22, 2008, approximately 68.4% of our outstanding stock options held by eligible employees had exercise prices greater than $20.73, the closing price of our common stock on that date. These underwater options had a weighted average exercise price of $34.65 and a weighted average remaining term of 5.9 years. For approximately 56.5% of our employees with option grants, every one of their options was underwater as of August 22, 2008.

        With most of our stock options significantly underwater, an important component of our compensation program is perceived by employees as having little value. The Board of Directors believes that our company currently faces a substantial risk of employees departing for other opportunities.

  The Exchange Offer and Consideration of Alternatives

        We have designed the terms of the proposed exchange offer to balance the interests of our stockholders with the objective of increasing the retentive and motivational value of equity awards for employees. We considered a number of alternatives before concluding that an option exchange program is the most effective vehicle to retain and incentivize our employees who have underwater options. The alternatives included:

         Adjust cash compensation through payment of bonuses.    We considered paying employees increased, and partially guaranteed, bonus payments to compensate for the value of previously granted stock options that are now underwater. However, such bonus payments would consume cash and provide a much shorter term retention incentive than equity compensation. We believe such a bonus payment structure would not be consistent with rewarding performance and the achievement of measurable objectives, and therefore, is not in the best interest of our stockholders.

         Grant additional equity compensation.    We made our annual equity grants to employees for our current fiscal year in February 2008. We considered granting employees special supplemental stock option grants at current market prices and/or restricted stock units to restore the value of previously granted stock options that are now underwater. However, such supplemental equity grants would result in potential dilution to our current stockholders and increase our overhang.

         Implement an option exchange program.    We concluded an option exchange program will effectively retain and motivate our employees, but also have the added benefit of benefiting our stockholders for reasons including the following:

  •
  Improved retention will enhance long-term stockholder value.  Because the majority of our outstanding options are underwater and most of our employees view their underwater options as having little or no value, the majority of our options are ineffective as incentives. We believe that we need to offer new ways to motivate and retain employees in order to enhance long-term stockholder value. Employees who choose new stock options with exercise prices based on the current market value of FormFactor's common stock will have an opportunity to benefit from future increases in the price of our common stock. Employees who choose restricted stock units will receive awards that are less volatile than stock options. Therefore, we believe the exchange offer will offer a meaningful incentive for eligible employees to remain with FormFactor going forward. The newly issued stock options and restricted stock units will also continue to provide an ongoing performance incentive for employees to work toward improving our business because the value of these awards will increase if our stock price increases.

  •
  The proposed exchange ratios are intended to make the option exchange value-neutral to our stockholders.  The exchange ratios were calculated to provide an appropriate exchange of value based on a variety of factors considered by our Board of Directors, including the anticipated level of participation in the exchange offer, the weighted average exercise price of stock options tendered for exchange and the market price of our stock. If the exchange offer is approved, the exchange ratios will result in the issuance of fewer shares subject to the new stock options and restricted stock units than were outstanding under the cancelled stock options tendered in the exchange offer. Although the actual financial impact of the proposed exchange will depend on the final results of the exchange offer, we believe the financial impact of the proposed exchange will result in an incremental compensation cost from an accounting perspective of an amount estimated to be most likely in the range of $250,000 to $350,000, and in no event will exceed $1,800,000 over the life of the vesting.

  •
  The overall number of shares subject to equity awards will be reduced.  The exchange offer is expected to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value. If approved, the exchange offer will be open to any stock options with an exercise price above $30, of which there are approximately 2.0 million. We currently have a substantial charge to earnings for the underwater stock options, which is adverse to the best interest of our stockholders since it has no value in retaining the employees who are key to our success. The maximum number of shares that could be issued under the replacement awards would be 1.6 million shares. Because we are proposing a value-for-value exchange and not a one-for-one exchange, we will not reuse all of the shares underlying the surrendered stock options, but only those shares underlying the replacement awards. We will reduce the number of shares reserved for issuance under the Plan by retiring shares represented by any surrendered stock options above the value-for-value exchange and not use those shares for future grants. Although we currently can not predict exactly the number of shares that will be retired, an illustrative example of the potential share impact is presented below under "Effect on Stockholders".

  •
  New vesting requirements for both the new stock options and the restricted stock units are expected to encourage employee retention.  The new stock options and restricted stock units will vest semi-annually over a number of years depending on the original grant date (as described below under "Description and Implementation of the Exchange Offer"). We expect these new awards to encourage employees to remain with us over the vesting period to receive value from these awards.

Effect on Stockholders

        We are not able to predict the impact the exchange offer will have on our stockholders because we are unable to predict how many or which eligible employees will exchange their eligible options or whether they will choose to receive new options or restricted stock units in the exchange. Options with an exercise price of $30 or higher would be eligible for exchange. Therefore, options for a total of 1,996,718 shares (or 43.5% of our outstanding eligible employee stock options) would be eligible for exchange.

        Assuming that all of these eligible options are surrendered for cancellation and exchanged for new stock options, based on the exchange ratios detailed below under "Description and Implementation of the Exchange Offer," the estimated results are as follows.

Stock Price Range at date of exchange	Number of options to be issued	Net reduction in overhang shares	Net reduction in overhang as a % of common stock issued and outstanding as of August 22, 2008
$14.00–$17.00	1,188,629	808,089	1.65%
$17.01–$22.00	1,350,227	646,491	1.32%
$22.01–$26.00	1,552,608	444,110	0.91%

        Alternatively, assuming that all of these eligible options are surrendered for cancellation and exchanged for restricted stock units, based on the exchange ratios detailed below under "Description and Implementation of the Exchange Offer," the estimated results are as follows.

Stock Price Range at date of exchange	Number of restricted stock units to be issued	Net reduction in overhang shares	Net reduction in overhang as a % of common stock issued and outstanding as of August 22, 2008
$14.00–$17.00	475,452	1,521,266	3.10%
$17.01–$22.00	540,091	1,456,627	2.97%
$22.01–$26.00	621,043	1,375,675	2.80%

        The actual reduction in our overhang that could result from the exchange offer is likely to differ materially from these illustrative scenarios and is dependent on a number of factors, including the number of employees who accept the option exchange offer and the extent to which participating employees prefer new stock options over restricted stock units or vice versa. Other than the shares used for the replacement grants, we do not intend to return the shares subject to the options that are cancelled in the exchange offer to the 2002 Equity Incentive Plan.

Description and Implementation of the Exchange Offer

        The exchange offer will be launched following stockholder approval. Under the exchange offer, eligible employees will have an opportunity to exchange their eligible options ("old stock options") either for a lower number of stock options with a lower exercise price ("new stock options") or for a lower number of restricted stock units, in either case at an exchange ratio detailed in the table below. The new stock options and RSUs will be subject to a new semi-annual vesting period over a number of years depending on the original grant date of the old stock options with the first vesting date to occur on March 1, 2009, as more fully explained below under "Terms of the Exchange Offer". Participation in the stock option exchange program will be voluntary, and eligible employees will be able to choose whether to receive new stock options or RSUs if they decide to tender their old stock options for exchange.

        Upon the commencement of the exchange offer, eligible employees holding eligible options will receive written materials in the form of an "Offer to Exchange" explaining the precise terms and timing of the exchange offer. Employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new stock options or RSUs. At or before the commencement of the exchange offer, we will file the Offer to Exchange with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. The Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the exchange offer at any time prior to expiration of the election period under the exchange offer.

  Terms of the Exchange Offer

        Eligible Options.    Options eligible for the exchange offer (the "eligible options") will be those having an exercise price of $30 or higher. There are outstanding options representing a total of approximately 2.0 million shares that would be eligible. A more detailed breakdown of the eligible options is set forth in the table below under "Exchange Ratios".

         Eligible Employees.    All of our employees who hold eligible options would be eligible to participate in the exchange offer, excluding our executive officers and directors. In addition, we may exclude employees in non-U.S. jurisdictions from the exchange offer if local laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our subsidiaries both at the time the exchange offer commences and on the date the surrendered options are cancelled and new stock options or RSUs are granted to replace them. Any eligible employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the new stock options, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the exchange offer and will instead retain his or her eligible options subject to their existing terms. As of August 22, 2008, there were approximately 446 eligible employees that held options who would qualify for exchange. Although some of our executive officers and directors also hold options that are significantly underwater, they are not eligible to participate in the exchange offer.

         Exchange Ratio.    The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of a new stock options or RSUs is known as the exchange ratio. The exchange ratio will depend on our stock price at the time of the exchange offer, the exercise price of the employee's current options and whether the employee chooses to receive new stock options or RSUs. In the proposed exchange offer, eligible employees would be offered an opportunity to exchange on a grant-by-grant basis their current stock options either for a smaller number of new stock options or for a smaller number of RSUs based on the exchange ratios detailed in the below table.

Exchange Ratios Based on Market Price of FORM Stock at Time of Exchange Offer
	Market Price: $14.00—$17.00		Market Price: $17.01—$22.00		Market Price: $22.01—$26.00
Exercise Price of Original Grant	Old Option to RSU	Old Option to New Option	Old Option to RSU	Old Option to New Option	Old Option to RSU	Old Option to New Option
$30.00–$34.99	3.5:1	3.5:2.5	3:1	3:2.5	3:1	3:2.5
$35.00–$40.99	4:1	4:2.5	3.5:1	3.5:2.5	3:1	3:2.5
$41.00 +	4.5:1	4.5:2.5	4:1	4:2.5	3.5:1	3.5:2.5

        For example, if an employee surrendered options to purchase 350 shares of our common stock when the stock price in the market was $20.00 and those old stock options had an exercise price of $35.00, the employee could choose to receive either 250 new stock options or 100 RSUs. The exchange ratios have been selected to result in the issuance of new stock options and RSUs that have an aggregate value substantially equivalent to the value of the options to be cancelled (or "value-for-value"), based on the recommendations of a third party consultant, who calculated the effects of the exchange using a Black-Scholes model. If the stock price at the time of the exchange is outside the market price ranges identified in the table, we may alter either the options that are available for exchange, or the exchange ratios, or both, but at all times would implement a "value-for-value" exchange ratio.

        The following table shows the number of eligible stock options within each exercise price range as of August 22, 2008:

Exercise Price of Old Stock Options	Number of Shares	Weighted Average Exercise Price
$30.01–$35.00	62,938	$31.42
$35.01–$41.00	998,658	$38.72
$41.01 and above	935,122	$42.41
TOTAL	1,996,718	$40.22

         Description of New Stock Options.    The new stock options to be issued under the exchange offer are rights to purchase shares of common stock at a specified exercise price on future dates when those rights have vested following a required period of employment. Stock options issued in the exchange offer will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee's continued employment with FormFactor or any of its subsidiaries. A participant in the exchange offer will generally forfeit any stock options received that remain unvested at the time his or her employment with us terminates for any reason. The options will have a maximum term of seven (7) years from the new grant date, subject to earlier expiration in connection with termination of employment.

         Description of RSUs.    The RSUs to be issued under the exchange offer represent the right to receive shares of common stock on specified future dates when the RSUs vest following a required period of employment. There is no exercise price or purchase price for these shares of stock. A participant in the exchange offer will generally forfeit any RSUs received that remain unvested at the time his or her employment with us terminates for any reason.

         Vesting of New Stock Options and RSUs.    Both the RSUs and the new stock options received in exchange for eligible options will be subject to a new vesting schedule which will primarily provide that the RSUs or new stock options will be unvested on the date of the exchange and will require a specified period of continued service after the exchange to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. The length of the vesting schedule for each RSU and new stock option will depend on when the old stock options being exchanged were originally granted. If the employee's service to us is terminated before all of the RSUs or new stock options have vested, the employee will generally forfeit any RSUs or new stock options that remain unvested at that time. The vesting schedule and the first and final vesting dates are set forth in the below table.

New Equity Awards
Outstanding Eligible Stock Options	Vesting Schedule and First Vesting Date	Final Vesting Date
2/1/2006–7/31/2006	Awards vest in four equal installments. The first vesting date is March 1, 2009, and awards vest semi-annually thereafter.	September 1, 2010
8/1/2006–1/31/2007	Awards vest in five equal installments. The first vesting date is March 1, 2009, and awards vest semi-annually thereafter.	March 1, 2011
2/1/2007–7/31/2007	Awards vest in six equal installments. The first vesting date is March 1, 2009, and awards vest semi-annually thereafter.	September 1, 2011
8/1/2007–Present	Awards vest in seven equal installments. The first vesting date is March 1, 2009, and awards vest semi-annually thereafter.	March 1, 2012

  Potential Modification of Terms to Comply with Government Regulations

        The terms of the exchange offer will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program's terms, it is possible that we will need to alter the terms of the exchange offer to comply with comments from the SEC. Changes in the terms of the exchange offer may also be required for tax or accounting purposes. In addition, we intend to make the exchange offer available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange offer.

  U.S. Federal Income Tax Consequences

        We believe that the exchange offer will be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, we believe that participating U.S. employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement stock options or RSUs. These employees will generally be subject to tax (including income and employment tax withholding) upon exercise of the stock options or upon delivery of the RSUs, as applicable. FormFactor will generally be eligible for a tax deduction equal to the income recognized by the employee. The tax consequences of the receipt of new stock options or RSUs for participating non-U.S. employees may differ significantly from the U.S. federal income tax consequences described above. All employees are urged to seek the advice of their own tax advisor in connection with the exchange offer.

  Accounting Treatment

        Under Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), to the extent the fair value of each award of RSUs or replacement stock options granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock options, will be recognized by FormFactor as an expense for compensation. The incremental expense will be recognized ratably over the vesting period of the new stock options in accordance with the requirements of SFAS No. 123R. In the event that any of the new stock options are forfeited prior to their settlement due to termination of employment, the incremental expense for the forfeited stock options will be reversed and will not be recognized. The total expense will vary according to the number of options tendered for exchange, the type of new award—RSUs or replacement stock options—selected by employees and the fair market value of our stock on the grant date of the replacement awards.

New Plan Benefits

        Because participation in the exchange offer is voluntary, the benefits or amounts that will be received by any participant or groups of participants, if the proposal is approved, are not currently determinable. None of our executive officers or members of our Board of Directors will be eligible to participate in the exchange offer. The maximum number of shares underlying options that would be cancelled would be 1,966,718 shares, and the maximum number of shares underlying the new stock options and RSUs that would be granted would be 1,552,608 shares, although the actual number that would be granted will depend on the factors described above under "Terms of the Exchange Offer".

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of our Securities

        The following table presents information regarding the beneficial ownership of our common stock as of July 31, 2008 for:

  •
  each person or entity known by us to own beneficially more than 5% of our common stock;

  •
  each of our directors;

  •
  our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the summary compensation table under "Executive Compensation and Related Information" of our Proxy Statement for the 2008 Annual Meeting of Stockholders; and

  •
  all of our directors and such officers as a group.

        The percentage of beneficial ownership for the following table is based on 48,872,594 shares of our common stock outstanding as of July 31, 2008. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of July 31, 2008 through the exercise of any option, unit or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has exercised options, units or other rights into shares of our common stock.

        To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table below have sole voting and sole investment power with respect to all equity beneficially owned. Unless otherwise indicated, each director, officer and 5% stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with FMR LLC(1)	6,948,226	14.2%
PRIMECAP Management Company(2)	6,575,300	13.5
Entities affiliated with Franklin Advisers, Inc.(3)	5,824,296	11.9
Entities affiliated with Goldman Sachs Asset Management, L.P.(4)	3,897,044	8.0
Dr. Igor Y. Khandros(5)	2,767,497	5.6
Kornitzer Capital Management, Inc.(6)	2,589,310	5.3
Stuart L. Merkadeau(7)	269,004	*
Richard M. Freeman(8)	233,830	*
Dr. Mario Ruscev(9)	—	—
Jean B. Vernet(10)	—	—
Joseph R. Bronson(11)	—	—
Ronald C. Foster(12)	145,122	*
Jorge L. Titinger(13)	—	—
James A. Prestridge(14)	104,748	*
G. Carl Everett, Jr.(15)	77,118	*
Dr. Homa Bahrami(16)	52,513	*
Harvey A. Wagner(17)	41,910	*
Lothar Maier(18)	24,226	*
Dr. Thomas J. Campbell(19)	16,500	*
All directors and officers as a group (14 persons)	3,732,468	7.4%

*
Represents beneficial ownership of less than 1%.

(1)
As reported in the Form 13F of FMR LLC and related persons for beneficial ownership as of June 30, 2008, which was filed with the Securities and Exchange Commission. The address of FMR LLC and related persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)
As reported in the Form 13F of PRIMECAP Management Company for beneficial ownership as of June 30, 2008, which was filed with the Securities and Exchange Commission. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, California 91101.

(3)
As reported in the Form 13F of Franklin Advisers, Inc. for beneficial ownership as of June 30, 2008, which was filed with the Securities and Exchange Commission. The address of Franklin Advisers, Inc. is One Franklin Parkway, San Mateo, California 94403.

(4)
As reported in the Form 13F of Goldman Sachs Asset Management, L.P. and related persons for beneficial ownership as of June 30, 2008, which was filed with the Securities and Exchange Commission. The address of Goldman Sachs Asset Management, L.P. and related persons is 32 Old Slip, New York, New York 10005.

(5)
Represents 2,309,499 shares held by The Khandros—Bloch Revocable Trust, 457,998 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares will be vested.

(6)
As reported in the Form 13F of Kornitzer Capital Management, Inc. for beneficial ownership as of June 30, 2008, which was filed with the Securities and Exchange Commission. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas 66205.

(7)
Represents 10,221 shares held by the Stuart L. Merkadeau and Lisa A. Merkadeau Living Trust and 258,783 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares will be vested.

(8)
Represents 233,830 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares will be vested.

(9)
Does not reflect 300,000 unvested shares issuable upon exercise of options and 40,000 unvested shares subject to restricted stock units. These securities are not exercisable within 60 days of July 31, 2008.

(10)
Does not reflect 50,000 unvested shares issuable upon exercise of options and 20,000 unvested shares subject to restricted stock units. These securities are not exercisable within 60 days of July 31, 2008.

(11)
Mr. Bronson resigned from our company effective as of January 5, 2007. Information regarding his holdings of FormFactor securities is not available to our company.

(12)
Represents 145,122 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares are vested. Mr. Foster resigned from our company effective as of March 21, 2008. Information regarding his holdings of FormFactor securities, other than his outstanding stock options, is not available to our company.

(13)
Mr. Titinger resigned from our company effective as of June 7, 2008. Information regarding his holdings of FormFactor securities is not available to our company.

(14)
Represents 49,748 shares held by the Prestridge Family Trust, and 55,000 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, of which 31,250 shares will be vested and 23,750 shares will be unvested.

(15)
Represents 22,118 shares held by the Everett Family Revocable Trust, and 55,000 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, of which 42,500 shares will be vested and 12,500 shares will be unvested.

(16)
Includes 48,013 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares are vested, and 1,500 vested shares subject to restricted stock units.

(17)
Represents 40,410 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares are vested, and 1,500 vested shares subject to restricted stock units.

(18)
Represents 22,726 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares are vested, and 1,500 vested shares subject to restricted stock units.

(19)
Represents 15,000 shares issuable upon exercise of options that are exercisable within 60 days of July 31, 2008, all of which shares are vested, and 1,500 vested shares subject to restricted stock units.

Equity Compensation Plans

        The following table sets forth certain information, as of December 29, 2007, concerning securities authorized for issuance under all equity compensation plans of our company:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity Compensation plans approved by our stockholders(1),(2)	6,611,496	(3)	$29.18	7,022,258	(4)
Equity compensation plans not approved by our stockholders	—		—	—
Total:	6,611,496		$29.18	7,022,258

(1)
Includes our 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan, Incentive Option Plan, Management Incentive Option Plan and 1996 Stock Option Plan. We do not have any options outstanding under our 1995 Option Plan. Since the effectiveness of our 2002 Equity Incentive Plan in connection with our initial public offering, we do not grant any options under our Incentive Option Plan, Management Incentive Option Plan, 1996 Stock Option Plan and 1995 Option Plan.

(2)
Our 2002 Equity Incentive Plan and our 2002 Employee Stock Purchase Plan provide that on each January 1st, the number of shares available for issuance under such plans shall increase by an amount equal to 5% of our total outstanding shares as of December 31st of the prior year for the Equity Incentive Plan and 1% of our total outstanding shares as of December 31st of the prior year for the Employee Stock Purchase Plan.

(3)
Excludes securities that may be issued under our 2002 Employee Stock Purchase Plan.

(4)
Includes 2,091,731 shares of our common stock remaining reserved for future issuance under our 2002 Employee Stock Purchase Plan as of December 29, 2007.

PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

         Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.    Our stockholders may submit proposals on matters appropriate for stockholder action at our Annual Meetings of stockholders, including director nominations, in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2009 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, the information required by Rule 14a-8 and our bylaws must be timely submitted to us and such proposals must be received by us no later than December 8, 2008. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com.

         Requirements for Stockholder Proposals to be Brought Before Our Annual Meeting.    Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, the stockholder must have given timely notice thereof in writing to the Corporate Secretary not less than 75 nor more than 105 days prior to the anniversary of the date of the immediately preceding Annual Meeting of stockholders. To be timely for the 2009 Annual Meeting of Stockholders, a stockholder's notice must be received by us between February 6, 2009 and March 8, 2009. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com. In no event will the public announcement of an adjournment or a postponement of our Annual Meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting the information required by our bylaws and applicable law.

OTHER BUSINESS

        No other business may be presented at this Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Stuart L. Merkadeau Secretary

Livermore, California
September 15, 2008

'

Electronic Voting Instructions
You can vote by Internet! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may vote your proxy through the Internet.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on October 8, 2008.
Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FORM • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card	123456 C0123456789 12345

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposal—The FormFactor Board of Directors recommends a vote FOR Proposal No. 1.

		For	Against	Abstain
1.	To approve the stock option exchange program as described in FormFactor's proxy statement.	☐	☐	☐

B  Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.	Meeting Attendance
		Please mark the box to the right if you plan to attend the Special Meeting.	☐

C  Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—FormFactor, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

(This proxy is solicited on behalf of the Board of Directors of FormFactor, Inc.)

Your vote is important. Whether or not you plan to attend the Special Meeting of Stockholders of FormFactor, Inc. in person, we urge you to complete, date, sign and promptly mail this proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares of our common stock may be represented at the Special Meeting.

The undersigned stockholder of FormFactor, Inc. hereby revokes all prior proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held October 8, 2008, appoints Jean B. Vernet and Stuart L. Merkadeau, or either of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, par value $0.001 per share, of FormFactor, Inc. held of record by the undersigned stockholder at the close of business on September 9, 2008, at the Special Meeting of Stockholders to be held at our corporate headquarters, located at 7005 Southfront Road in Livermore, California, on Wednesday, October 8, 2008 at 3:00 p.m., Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned stockholder might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO VOTING CHOICE IS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY, THEN THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM DESCRIBED IN FORMFACTOR'S PROXY STATEMENT.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

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EXPLANATORY NOTE
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held October 8, 2008 At 3:00 p.m., Pacific Daylight Time
TABLE OF CONTENTS
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
PROPOSAL TO APPROVE A STOCK OPTION EXCHANGE OFFER
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS